Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-215602 on Form S-1 on Form S-3 of our report dated March 30, 2016, relating to the consolidated financial statements of Midstates Petroleum Company, Inc. and subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph regarding going concern uncertainty), appearing in the Annual Report on Form 10-K of Midstates Petroleum Company, Inc. for the year ended December 31, 2017 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

March 29, 2018